Exhibit 10.3
SECOND AMENDMENT TO LEASE
AND EXPANSION AGREEMENT
     This Second Amendment to Lease and Expansion Agreement (the “Second Amendment”) is dated as of April 8, 2005 by and between BCIA New England Holdings LLC, a Delaware limited liability company (“Landlord”) and Ameresco, Inc., a Delaware corporation (“Tenant”).
RECITALS:
     WHEREAS, Landlord and Tenant are the Landlord and Tenant, respectively under and pursuant to that certain Lease dated as of November 20, 2000 (the “Original Lease”) as amended by that certain First Amendment to Lease dated as of November, 2001 (the “First Amendment”) (the Original Lease as amended and affected by the First Amendment is hereafter, the “Lease”), pursuant to which Landlord has demised to Tenant certain Premises presently comprised of approximately 12,548 rentable square feet of space, of which 11,684 rentable square feet (the “Initial Premises) were leased pursuant to the Original Lease and 864 rentable square feet (the “Expansion Premises”) were leased pursuant to the First Amendment (the Initial Premises and the Expansion Premises are hereafter collectively the “Original Premises”) and each such portion of the Original Premises is located on the fourth (4th) floor of the building (the “Building”) known as Point West Place, 111 Speen Street, Framingham, MA; and
     WHEREAS, the Term of the Lease is presently scheduled to expire on December 31, 2007.
     WHEREAS, subject to entering into this Second Amendment, Landlord and Tenant have agreed (a) to increase the size of the Premises demised under the Lease to include the approximately 2,447 rentable square feet of space located on the fourth (4th) Floor of the Building and marked on Exhibit A to this Second Amendment as the “Second Expansion Space” (the “Second Expansion Space”) beginning on the Second Expansion Date for the remainder of the Term of this Lease as extended by this Second Amendment, (b) to extend the Term of the Lease through and including December 31, 2008; (c) to provide Tenant with the use of certain Storage Space in the Basement of the Building (the “Storage Space”) which Storage Space is comprised of 400 rentable square feet of storage area and (d) to make certain other modifications to the Lease, all as hereafter set forth.
     NOW THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
     1. Capitalized Terms. All capitalized terms not otherwise modified or defined herein shall have the same meanings as are ascribed to them in the Lease.
     2. Extension of Term. (a) Effective as of the date of execution and delivery of this Second Amendment, the “Term” of this Lease as set forth in Section 1.1 of the Lease shall be deemed amended and extended as to the entire Premises so as to be the period beginning on the Commencement Date of the Lease and expiring on December 31, 2008. Except as modified by this Second Amendment, all of the terms and provisions of the Lease shall be and remain in full force and effect through the period that the Term of this Lease has been extended by this paragraph 2 of this Second Amendment.
     (b) The portion of the Term of this Lease as extended hereby beginning on January 1, 2008 and ending on December 31, 2008 is herein the “Extended Portion of the Term”. During the Extended Portion of the Term (as hereafter defined), the Basic Rent payable for and with respect to the 12,548 rentable square foot Original Premises shall be in the annual amount of $338,796.00 payable in equal monthly installments of $28,233.00 beginning on January 1, 2008. The Tenant shall continue to pay Basic Rent as provided in Section 1.2 of the Lease with respect to the Initial Premises and the Expansion Rent as provided in paragraph 2(d) of the First Amendment with respect to the Expansion Space through December 31, 2007.
     3. Expansion of Premises. Effective as of the Second Expansion Date (as hereafter defined), the approximately 2,447 rentable square foot Second Expansion Space shall be deemed added to and shall become a portion of the Premises demised under the Lease for all purposes of the Lease for the remainder of the Term of this Lease as extended by this Second Amendment. Except as otherwise provided in this Second Amendment, all of the terms and provisions of the Lease shall apply to the Second Expansion Space. The Term of this Lease as to the Second Expansion Space shall be co-terminous with the remainder of the Premises as provided in paragraph 2(a) of this Second Amendment. As used in this Second Amendment, the term “Second Expansion Date” shall mean (i) that date which is the last to occur of May 1, 2005 or (ii) the date which is thirty (30) days immediately following the Delivery Date (as said term is hereafter defined). As used herein, the term “Delivery Date” shall mean that date on which Landlord shall deliver possession and control of the Second Expansion Space to Tenant free and clear of all claims and rights of possession of the third party (the “Existing Tenant”) which is presently in possession and control of the Second Expansion Space. Landlord anticipates that the Delivery Date shall occur on or about May 1, 2005 subject to the Existing Tenant timely vacating the Second Expansion Space. Within ten (10) days after the written request of either party, Landlord and Tenant shall execute and deliver a written memorandum confirming the Delivery Date and the Second Expansion Date.
     From and after the Delivery Date, Tenant and its employees and contractors shall be permitted to enter the Premises solely for the limited purpose of performing Tenant’s Work (as hereafter defined). Notwithstanding the foregoing to the contrary, in the event Tenant shall use or occupy the Second Expansion Space for the conduct of its business prior to the date which is thirty (30) days after the Delivery Date, such date of use shall be deemed the Second Expansion Date for all purposes of this Second Amendment.
     Effective as of the Second Expansion Date, the Lease shall be deemed amended in the following respects:
     (a) Second Expansion Rent, Basic Rent and Expansion Rent. In addition to the Basic Rent and Expansion Rent payable with respect to the Original Premises as provided in Section 1.1 of the Original Lease as to the Initial Premises and in paragraph 2(d) of the First Amendment with respect to the 864 rentable square foot Expansion Space as they have been amended by paragraph 2(b) of this Second Amendment with respect to the entire Original Premises, Tenant shall also pay Landlord the Second

Expansion Rent (as hereafter defined) attributable to Tenant’s use and occupancy of the Second Expansion Space. The “Second Expansion Rent” shall be deemed a portion of the Basic Rent payable under the Lease and shall be in the following amounts during the following periods:

		Second Expansion Rent	Second Expansion Rent
	Period	(per annum)	(monthly payment)
A.	Second Expansion Date through December 31, 2005	$58,728.00	$4,894.00

B.	January 1, 2006 through December 31, 2006	$61,175.00	$5,097.92

C.	January 1, 2007 through December 31, 2007	$63,622.00	$5,301.84

D.	January 1, 2008 through December 31, 2008 (Extended portion of the Term)	$66,069.00	$5,505.75
The Second Expansion Rent shall be payable beginning on the Second Expansion Date and shall be payable in addition to the Basic Rent and Expansion Rent payable pursuant to Section 1.1 of the Lease as to the Initial Premises and pursuant to paragraph 2(d) of the First Amendment with respect to the 864 rentable square foot Expansion Space as such Basic Rent applicable to the Initial Premises and Expansion Rent applicable to the Expansion Space are each amended by paragraph 2(b) of this Second Amendment. The Second Expansion Rent shall be payable as and when all other payments of Basic Rent and the Expansion Rent are due and payable under the Lease without offset, deduction, abatement or demand, except as otherwise expressly provided in the Lease.
It is agreed and understood that the Basic Rent applicable to the Initial Premises as set forth in Section 1.1 of the Lease, the Expansion Rent as provided in paragraph 2(d) of the First Amendment and the Second Expansion Rent shall be collectively deemed to be the “Basic Rent” payable from time to time under this Lease as and when called for under the Lease as amended by this Second Amendment. The total Basic Rent payable during the Extended Portion of the Term (January 1, 2008 through December 31, 2008) shall be as to the entire Premises (including the Initial Premises, the Expansion Space and the Second Expansion Space) shall be in the annual amount of $404,865.00 payable in equal monthly installments of $33,738.75.
     (b) Estimated Cost of Electrical Service. The Tenant shall pay Cost of Tenant’s Electricity for Lights & Plugs attributable to the Second Expansion Space at the rate of $3,303.45 per annum (the “Second Expansion Electrical Charge”) which shall be payable in equal monthly installments of $275.29. The Second Expansion Electrical Charge shall be payable in addition to the Cost of Tenant’s Electricity for Lights & Plugs

applicable to the Original Premises as provided in the Lease. The Second Expansion Electrical Charge shall be appropriately pro rated and adjusted for any partial calendar month if the Second Expansion Date is other than the first day of a calendar month. Such payments of the Second Expansion Electrical Charge shall commence on the Second Expansion Date and shall be payable as and when all other payments of the Cost of Tenant’s Electricity for Lights & Plugs are to be made.
     (c) Tax Base, Operating Expense Base and Tenant’s Proportionate Share. The “Base Year For Taxes”, “Base Year for Operating Expenses” and “Tenant’s Proportionate Share” applicable to the Second Expansion Space (and only as to the Second Expansion Space) shall be as follows:
“Base Year for Taxes: Fiscal Tax Year 2005, ending June 30, 2005”
“Base Year for Operating Expenses: Actual Operating Expenses for the calendar year 2005, ending December 31, 2005.”
“Tenant’s Proportionate Share: 2.27%.”
It is agreed and understood that the foregoing defined Base Year for Taxes, Base Year for Operating Expenses and Tenant’s Proportionate Share shall only apply to the Second Expansion Space. Tenant shall continue to be and shall remain liable for Tenant’s Proportionate Share of increases in Taxes and Operating Expenses allocable to the Original Premises pursuant to Article 8 and Article 9 of the Lease using the Base Year for Taxes, Base Year for Operating Expenses and Tenant’s Proportionate Share applicable to the Original Premises as provided in Section 1.1 of the Original Lease as amended by paragraph 2(c) of the First Amendment in addition to such amounts applicable to the Second Expansion Space as provided above.
     (d) Effective as of the Second Expansion Date and thereafter, for the remainder of the Term of the Lease as extended by this Second Amendment, the “Premises” demised under the Lease and the “Premises Rentable Area” shall consist of 14,995 rentable square feet comprised of the Initial Premises (11,684 rsf), the First Expansion Space (864 rsf) and the Second Expansion Space (2.447 rsf).
     (e) Effective as of the Second Expansion Date and thereafter for the remainder of the Term of this Lease as extended by this Second Amendment, the Lease shall be deemed amended by adding thereto the Storage Space License (the “Storage Space License”) attached to this Second Amendment as Exhibit B and which shall be deemed incorporated in and deemed a part of the Lease as a new Exhibit F to the Lease.
     4. As Is Condition; Allowance; Residual Allowance. (a) Tenant hereby acknowledges that it is presently in occupancy of the Original Premises and has inspected the Initial Premises, the Expansion Space, the Second Expansion Space and the Storage Space (as defined in the Storage Space License) and the common areas of the Building and has agreed to lease the Initial Premises, the Expansion Space, the Second Expansion Space and the Storage Space for the remainder of the Term of this Lease as extended by this Second Amendment in their current “as is, where is” condition with all faults and without representation or warranty by

Landlord of any kind. Nothing contained in this paragraph 4 shall be deemed or construed to release Landlord from its ongoing maintenance and repair obligations pursuant to Section 7.1 of this Lease.
     (b) Tenant shall be responsible for performing all work, alterations and improvements which are required, necessary or desired in the Initial Premises, the Expansion Space, the Second Expansion Space and the Storage Space in order to prepare same for Tenant’s use and/or occupancy (the “Tenant’s Work”), all at Tenant’s sole risk, cost and expense. Without limitation of the foregoing, but subject to Landlord’s obligation to fund the Allowance, Tenant shall be responsible for the Total Cost of the Tenant’s Work (as hereafter defined). All of Tenant’s Work shall be performed by Tenant using contractors or workmen first approved by Landlord and in accordance with and subject to the provisions of Section 5.2 of the Original Lease and all other provisions of the Lease applicable to alterations or improvements made by or on behalf of the Tenant in or to the Premises. The provisions of Article 4 of the Lease shall not apply to the Tenant’s Work as defined in this Paragraph 4 of this Second Amendment.
     As used herein, the term “Total Cost of the Tenant’s Work” shall mean the aggregate cost and expense of (i) all demolition work, permits, governmental approvals, labor, materials, work, alterations and improvements necessary to complete the Tenant’s Work in accordance with plans and specifications approved in advance by Landlord (“Tenant’s Plans”), and (ii) architectural and engineering services necessary to create such plans and specifications. The term “Total Cost of the Tenant’s Work” shall not include costs and expenses (the “Excluded Costs”) pertaining to the Storage Space, the acquisition and design of voice and data telecommunications systems, wiring and cabling, furniture acquisition and installation, or any equipment, improvements or fixtures related to Tenant’s use of the Premises or the Storage Space, all of which Excluded Costs shall all be paid at Tenant’s sole cost risk and expense and no portion of the Allowance shall be expended for any purposes of paying for Excluded Costs.
     Landlord shall contribute toward the Total Cost of the Tenant’s Work (specifically excluding any Excluded Costs) up to an amount equal to the Allowance (as hereafter defined), Tenant shall be responsible for and pay that portion of the Total Cost of the Tenant’s Work in excess of the Allowance plus the costs of the Excluded Costs. Landlord shall disburse payments of the Allowance to Tenant as hereafter provided. It is agreed and understood that except for the Allowance, Tenant shall be responsible for the Total Cost of the Tenant’s Work plus the cost of any Excluded Costs. As used herein, the term “Allowance” shall mean the sum of $24,470.00.
     As used herein, the term “Allowance Release Conditions” shall mean (i) that no Default of Tenant shall exist and be continuing (ii) that the applicable Tenant’s Work and the corresponding portion of the Total Cost of Tenant’s Work for which reimbursement is sought has been completed in accordance with plans and specifications approved by Landlord in advance (which approval shall not be unreasonably withheld or delayed by Landlord), (iii) Tenant shall have provided Landlord with true and accurate copies of all permits and/or approvals required for the performance and completion of the applicable Tenant’s Work (including, without limitation, Building Permits, Demolition Permits and certificates of occupancy), (iv) Tenant shall deliver to Landlord Lien Waivers for Tenant’s contractors or workmen performing such Tenant’s Work, (v) Tenant shall have delivered to Landlord copies of all relevant invoices for such Tenant’s Work with a reasonably detailed breakdown of all Tenant’s Work performed, and upon substantial compliance with the provisions of Section 5.2 of the Lease and (vi) Tenant shall have delivered to Landlord a certificate from Tenant’s architect or engineer certifying that such Tenant’s Work has been completed in compliance with the Tenant’s Plans as approved by Landlord. (Landlord shall have the right to timely review and inspect Tenant’s Work in order to confirm completion of Tenant’s Work.
     Upon satisfaction of all of the Allowance Release Conditions with respect to Tenant’s Work performed by Tenant and upon the written request of Tenant (but not more often than once in any thirty day period), Landlord shall advance corresponding portions of the Allowance and/or as applicable, the Residual Allowance (as hereafter defined) to Tenant. In no event shall Landlord be required to expend in excess of the aggregate amount of the Allowance and the Residual Allowance in connection with Tenant’s Work. Landlord shall be entitled to retain any portion of the Allowance and/or the Residual Allowance not to be applied to the Total Cost of Tenant’s Work within the time and manner herein provided. In no event shall Landlord be required to fund any portion of the Allowance and/or the Residual Allowance with respect to Tenant’s Work not completed or for which the Allowance Release Conditions are not satisfied on or before December 31, 2005. No portion of the Allowance or the Residual Allowance shall be applied toward any Excluded Costs.
     5. Residual Allowance. Landlord and Tenant hereby acknowledge and agree that Tenant did not expend the entire amount of the Landlord’s Contribution which was made available to Tenant for work, and improvements in the Premises pursuant to the Original Lease. In addition to the Allowance referenced in paragraph 4 of this Second Amendment, Landlord has agreed to make such unused portion of the Landlord’s Contribution under the Original Lease, namely $38,600.00 (the “Residual Allowance”), available to Tenant pursuant to this Second Amendment to be applied toward the Total Cost of Tenant’s Work under this Second Amendment. The Residual Allowance will be released to Tenant upon and subject to the same conditions and limitations as are applicable to release of portions of the Allowance pursuant to paragraph 4 above.
     6. Brokerage. Each party hereto represents and warrants to the other party that it has not dealt with any real estate broker or agent in connection with this Second Amendment other than Richards, Barry, Joyce & Partners, LLC (the “Broker”). Each party hereto shall indemnify the other party and hold the other party harmless from any cost, expense or liability (including costs of suit and reasonable attorney’s’ fees) for any compensation, commission or fees claimed by any real estate broker or agent in connection with this Second Amendment or the negotiation hereof by reason of any of their acts. Notwithstanding the foregoing, Landlord shall pay commissions to the Broker pursuant to its direct agreements with Broker.
     7. Governing Law. This Second Amendment and the rights and obligations of both parties hereunder shall be governed by the laws of The Commonwealth of Massachusetts.
     8. Authority. Landlord and Tenant each warrants and represents to the other that the person or persons executing this Second Amendment on behalf of the Landlord and Tenant respectively has the authority to do so and that such execution has fully obligated and bound the respective party to all terms and provisions of this Second Amendment.

     9. Ratification. Except as modified by this Second Amendment, the Lease is in full force and effect and Landlord and Tenant ratify and confirm the same.
     10. Interpretation and Partial Invalidity. If any term of this Second Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Second Amendment, or the application, of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Second Amendment shall be valid and enforceable to the fullest extent permitted by law. The titles for the paragraphs are for convenience only and not to be considered in construing this Second Amendment.
     11. Bind and Inure. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and may not be modified, amended or cancelled except by a written instrument executed by the parties hereto or their respective successors or assigns.
[Signatures on next page]

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment as of the date and year first above written.

LANDLORD:

BCIA NEW ENGLAND HOLDINGS LLC, a Delaware limited liability company

By:	BCIA NEW ENGLAND HOLDINGS MASTER LLC, a
Delaware limited liability company, its Manager

	By:	BCIA NEW ENGLAND HOLDINGS MANAGER LLC,
a Delaware limited liability company, its Manager

		By:	BCIA NEW ENGLAND HOLDINGS
MANAGER CORP., a Delaware
corporation, its Manager

			By:	/s/ Karl W. Weller

Name: KARL W. WELLER
Title: EXECUTIVE VICE PRESIDENT

TENANT:

AMERESCO, INC.

By:	/s/ Kathleen Devlin-Ruggiero

Its:	Vice President Human Resources & Administration